Exhibit 99.1

For Immediate Release

Company Contacts:	ARC Wireless Solutions, Inc.
Randall Marx, Chief Executive Officer	Phone: 303-421-4063
randall.marx@arcwireless.net	Fax: 303-424-5085
Richard Anderson, Investor Relations
richard.anderson@arcwireless.net
web page: www.arcwireless.net

ARC WIRELESS SOLUTIONS REPORTS 45% INCREASE IN
FIRST QUARTER REVENUE

Wheat Ridge, Colorado May 15, 2006– ARC Wireless Solutions, Inc. (OTC BB:ARCS) today reported first quarter revenue of $11,752,000, a 45 % increase for the quarter ended March 31, 2006 as compared to $8,076,000 for the same period last year. The increase in revenue is due primarily to an increase in international sales at Winncom Technologies and also from increases from sales from our Wireless Communications Solutions Division, our Starworks Wireless subsidiary and domestic sales by Winncom. The Company had net income of $30,000 for the quarter ended March 31, 2006 as compared to a net loss of $101,000 for the same period last year. Gross profit margins decreased to 14.2% for the period ended March 31, 2006 as compared to 17.5% for the same period last year. The decrease in gross margins is the result of the decrease in Winncom’s margins resulting from increased revenues from long term construction contracts pending installation and the change in product mix and ramp-up costs of several new projects of the Wireless Communications Solutions Division.

Commenting on the results of the first quarter, Randall P. Marx, Chief Executive Officer said, “Winncom’s telecommuncations project in Kazakhstan is progressing as planned, with significant product being shipped to the construction site, and installation is underway. Pursuant to our contract with Kazakhtelecom, we anticipate recognizing approximately $28 million of revenue, which constitutes the first phase of the project, through the third quarter of 2006. Of this amount, $2.6 million was recognized in the 4th quarter of 2005 and $2.8 million was recognized during the first quarter of 2006, with the remaining amount expected to be recognized during the second and third quarters of 2006.” “The Wireless Communications Solutions Division has introduced a number of new products and the Company is opening its new office in Hong Kong through which it will transition some of its manufacturing in an effort to increase margins, which have been under pressure due to increased component and domestic manufacturing costs. The rise in copper prices will have an impact on the Company’s Starworks Wireless cable business as prices have increased dramatically over the last two months. However, because this is a global issue for all cable suppliers, as always we will look for opportunities in this phase of our business to increase market share and customer base in the future,” Mr. Marx added.

About ARC Wireless Solutions, Inc.

ARC Wireless Solutions, Inc. is involved in selective design, manufacturing and marketing, as well as distributing and servicing, of a broad range of wireless components and network products and accessories. The Company develops, manufactures and markets proprietary products, including base station antennas (for cellphone towers) and other antennas, through its Wireless Communications Solutions Division; it is a value added distributor of Wi-Fi and other wireless networking products through its Winncom Technologies Corp. subsidiary; and it designs, manufactures and distributes cable assemblies for cable, satellite and other markets through its Starworks Wireless Inc. subsidiary. The Company’s products and systems are marketed through the Company’s internal sales force, OEMs, numerous reseller distribution channels, retail, and the Internet. ARC Wireless Solutions, Inc., together with its Wireless Communications Solutions Division and its Starworks Wireless subsidiary, is headquartered in Wheat Ridge, Colorado. The Company’s Winncom Technologies Corp. subsidiary is located in Solon, Ohio. For more information about the Company and its products, please visit our web sites atwww.arcwireless.net; www.antennas.com; www.winncom.com and www.starworkswireless.com.

This is not a solicitation to buy or sell securities and does not purport to be an analysis of the Company’s financial position. This Release contains forward-looking statements within the meaning of the Securities Exchange Act of 1934. Although the Company believes that the expectations reflected in the forward-looking statements and assumptions upon which forward-looking statements are based are reasonable, it can give no assurance that such expectations and assumptions will prove to have been correct. See the Company’s most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K for additional statements concerning important factors, such as demand for products, manufacturing costs, and competition, that could cause actual results to differ materially from the Company’s expectations.